Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Georgetown Bancorp, Inc. of our report dated September 18, 2009, with respect to the consolidated balance sheets of Georgetown Bancorp, Inc. and subsidiary as of June 30, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the Annual Report on Form 10-K of Georgetown Bancorp, Inc. for the year ended June 30, 2009, and to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Prospectus.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
April 26, 2010